Exhibit 10.1

EXECUTION COPY

SUBORDINATED NOTE AND SECURITIES PURCHASE AGREEMENT

DATED AS OF APRIL 28, 2008

BY AND AMONG

SECURITY BANK CORPORATION,

SECURITY INTERIM HOLDING CORPORATION

AND

THE PURCHASERS NAMED HEREIN

SECTION 5 SBKC AND COMPANY REPRESENTATIONS AND WARRANTIES		16

5.1	No Material Adverse Effect	16
5.2	No Conflicts	16
5.3	Default	17
5.4	Organization, Powers, Capitalization and Good Standing	17
5.5	SEC Documents; Financial Statements	18
5.6	Intellectual Property	19
5.7	Employee Matters	19
5.8	Use of Proceeds; Margin Regulations	19
5.9	Litigation	20
5.10	Brokerage	20
5.11	Absence of Undisclosed Liabilities	20
5.12	ERISA.	20
5.13	Investment Company	22
5.14	Regulatory Enforcement Actions	22
5.15	Private Offering	22
5.16	Environmental Matters	22
5.17	Rights in Properties	23
5.18	Taxes	23
5.19	Insurance	24
5.20	Material Contracts	24
5.21	Compliance with Laws	24
5.22	Call Reports	24
5.23	Internal Accounting Controls	24

SECTION 6 PURCHASER REPRESENTATIONS; TRANSFER RESTRICTIONS		25

6.1	Authorization	25
6.2	Purchase for Own Account	25
6.3	Investment Experience	25
6.4	Accredited Investor	25
6.5	Investment Process	25
6.6	Restricted Securities	25
6.7	Legends.	26
6.8	Transfer Restrictions	27
6.9	Sufficient Funds	27

SECTION 7 DEFAULT, RIGHTS AND REMEDIES		27

7.1	Event of Default	27
7.2	Acceleration and other Remedies	29
7.3	Suits for Enforcement	30

SECTION 8 CONDITIONS TO CLOSING		30

8.1	Conditions to Closing of the Purchasers	30
8.2	Conditions to Closing of SBKC and the Company	32

SECTION 9 SUBORDINATION		33

SECTION 10 MISCELLANEOUS		34

10.1	Indemnities	34
10.2	Amendments and Waivers	34
10.3	Notices	35
10.4	Failure or Indulgence Not Waiver; Remedies Cumulative	35
10.5	Marshaling; Payments Set Aside	35
10.6	Severability	36
10.7	Holders’ Obligations Several; Independent Nature of Holders’ Rights	36
10.8	Headings	36
10.9	Applicable Law	36
10.10	Successors and Assigns	36
10.11	No Fiduciary Relationship; Limited Liability	36
10.12	Construction	37
10.13	Confidentiality	37
10.14	CONSENT TO JURISDICTION	37
10.15	WAIVER OF JURY TRIAL	38
10.16	Survival of Warranties and Certain Agreements	38
10.17	Entire Agreement	38
10.18	Counterparts; Effectiveness	38
10.19	No Control by the Purchasers; Short Sales	39
10.20	Maintenance of Register	39

SECTION 11 DEFINITIONS		39

11.1	Certain Defined Terms	39
11.2	Other Definitional Provisions	48

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	—	Purchaser Information
Exhibit B	—	Form of Note
Exhibit C	—	Form of Warrant
Exhibit D	—	Form of Stock Appreciation Right
Exhibit E	—	Form of Non-Voting Warrant
Exhibit F	—	Form of Amendment to Articles of Incorporation
Exhibit G	—	Form of Registration Agreement
Exhibit H	—	Form of Legal Opinion

Schedules

Schedule 5.1	—	No Material Adverse Effect
Schedule 5.2	—	No Conflicts
Schedule 5.4(B)	—	Capitalization
Schedule 5.4(C)	—	Subsidiaries
Schedule 5.10	—	Broker Fees
Schedule 5.11	—	Absence of Undisclosed Liabilities
Schedule 5.12	—	ERISA Matters
Schedule 5.14	—	Regulatory Enforcement Actions
Schedule 5.16	—	Environmental Matters
Schedule 5.21	—	Compliance with Laws

SUBORDINATED NOTE AND SECURITIES PURCHASE AGREEMENT

This SUBORDINATED NOTE AND SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of April 28, 2008, and entered into by and among SECURITY BANK CORPORATION, a Georgia corporation (“SBKC”), Security Interim Holding Corporation, a Georgia corporation and a wholly owned subsidiary of SBKC (the “Company”), and the purchasers listed on Exhibit A hereto (who are each referred to herein as a “Purchaser” and collectively, as the “Purchasers”). Capitalized terms that are not otherwise defined shall have the meanings set forth in Section 11 hereof.

R E C I T A L S:

WHEREAS, SBKC owns all of the outstanding Equity Securities of the Company; and

WHEREAS, subject to the terms and conditions hereof, the Purchasers desire to purchase and SBKC and the Company desire that the Purchasers purchase (A) subordinated notes of the Company that qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (“FRB”), (B) detachable warrants of SBKC, and (C) detachable stock appreciation rights of SBKC, with the proceeds from the sale of said notes, warrants and stock appreciation rights to be used in accordance with Section 2.2.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, SBKC and the Company agree with the Purchasers as follows:

SECTION 1

THE NOTES, WARRANTS AND STOCK APPRECIATION RIGHTS; CLOSING

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement:

(A) The Company shall sell to the Purchasers and the Purchasers shall purchase from the Company, on the Closing Date, the Company’s 9.5% Subordinated Notes due 2018, in the aggregate principal amount of $40,000,000, in substantially the form attached hereto as Exhibit B, appropriately completed in conformity herewith and duly and validly issued, authorized and executed by the Company in the amounts and the purchase prices set forth opposite each Purchaser’s name on Exhibit A hereto on the Closing Date (the “Initial Notes”). The term “Notes” as used herein shall mean the Initial Notes and all notes issued in exchange or substitution for such Initial Notes. The Notes, including the principal and interest, shall be unsecured and subordinate and junior in right of payment to the holders of the Senior Indebtedness to the extent set forth in Section 9 hereof.

(B) At the Closing and in consideration of the Purchasers’ purchase of the Initial Notes from the Company hereunder, SBKC shall issue and deliver to each Purchaser a warrant representing the right to purchase the number of shares of common stock, $1.00 par value per share (the “Common Stock”) of SBKC as set forth opposite such Purchaser’s name on Exhibit A hereto, subject to adjustment on the terms set forth in the warrant, in substantially the form of Exhibit C, appropriately completed in conformity herewith and duly and validly issued, authorized and executed by SBKC (the “Initial Warrants”). The term “Warrants” as used herein shall mean the Initial Warrants and all warrants issued upon the transfer or division of, or in exchange or substitution for such Initial Warrants.

(C) (i) At the Closing and in consideration of the Purchasers’ purchase of the Initial Notes from the Company hereunder, SBKC shall deliver to each Purchaser the number of stock appreciation rights as set forth opposite such Purchaser’s name on Exhibit A hereto, subject to adjustment on the terms set forth therein, in substantially the form of Exhibit D, appropriately completed in conformity herewith and duly and validly issued, authorized and executed by SBKC (the “Initial SARs”). The term “SARs” as used herein shall mean the Initial SARs and all stock appreciation rights issued upon the transfer or division of, or in exchange or substitution for such Initial SARs.

(ii) Upon receipt of shareholder approval provided for in Section 2.8, the SARs shall be exchanged for warrants to purchase shares of non-voting Common Stock of SBKC (the “Non-Voting Warrant Shares”) upon the exercise of such warrants, which warrants shall be in substantially the form of Exhibit E (the “Non-Voting Warrants”).

(D) The closing of the purchase and sale of the Initial Notes and the delivery by SBKC to the Purchasers of the Initial Warrants and the Initial SARs (the “Closing”) shall take place at the offices of Patton Boggs LLP in Washington, D.C. on April 28, 2008 or at such other place or on such other date as may be mutually agreeable to SBKC and the Purchasers. The date on which the Closing occurs is referred to herein as the “Closing Date.”

At the Closing, the Company will deliver to the Purchasers the Initial Notes and SBKC will deliver to the Purchasers the Initial Warrants and the Initial SARs, each registered in each Purchaser’s name as stated in Exhibit A (or in the name of such Purchaser’s nominees as may be specified to SBKC at least forty-eight (48) hours prior to the Closing Date), against payment by the Purchasers of the purchase price of the Initial Notes, Initial Warrants and Initial SARs by wire transfer of immediately available funds to such accounts as shall be specified by SBKC at least forty-eight (48) hours prior to the Closing Date.

1.2 Interest and Related Fees.

(A) Interest. Except as provided in subsection 1.2(B), interest shall accrue on the unpaid principal amount of the Notes, and on all other Obligations, outstanding from time to time at the rate of 9.5% per annum, compounded quarterly. Interest on the unpaid principal amount of the Notes outstanding from time to time and on all other Obligations shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues.

(B) Default Rate of Interest. At the election of Majority Holders, after the occurrence of an Event of Default pursuant to subsection 7.1(F) and for so long as it continues, the unpaid principal amount of the Notes outstanding from time to time and the other Obligations shall bear interest at a rate per annum of 5.5% in excess of the rates otherwise payable under the Transaction Documents with respect to such Notes or other Obligations, all of which interest shall be payable in cash on demand. If, pursuant to the terms of the Transaction Documents such other Obligations do not bear interest, after the occurrence of an Event of Default pursuant to subsection 7.1(F) and for so long as it continues, such Obligations shall bear interest at the rate per annum from time to time borne by the Notes.

(C) Payment of Interest and Related Fees. The Company shall pay accrued interest on the last day of each calendar quarter commencing June 30, 2008. In addition, accrued and unpaid interest shall be payable on the maturity of the Notes, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).

(D) Excess Interest. Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded or applied to repayment or prepayment of principal; provided, that to the extent all or any portion of such excess amount is applied to repayment or prepayment of principal, interest on the amount so prepaid will not be required to be paid at such time.

(E) Deferral of Interest. So long as no Event of Default pursuant to subsection 7.1(F) has occurred and is continuing, the Company may, at its option and by written notice to the Holders at least thirty (30) days prior to any date that interest shall be due and payable under subsection 1.2(C) hereof, defer the payment of any such quarterly interest payment for up to twelve (12) separate quarters. Such written notice shall specify the amount of interest to be deferred and shall show in reasonable detail the calculation of such amount. All deferred interest shall be capitalized and thereby increase the outstanding principal amount of the Initial Notes and interest shall accrue on all amounts so deferred at the applicable rate set forth in subsection 1.2(A) and shall be compounded quarterly; provided that, if an Event of Default pursuant to subsection 7.1(F) has occurred and is continuing, the applicable rate shall be increased by the rate set forth in subsection 1.2(B). In the event that the Company elects to defer interest pursuant to this subsection 1.2(E), the Company shall issue revised Notes, in the form attached hereto as Exhibit B, setting forth the principal amount due on the Notes, including all interest capitalized hereunder. Upon surrender of a Note by the Holder thereof to the Company for reissuance pursuant to this subsection 1.2(E), the Company shall promptly execute and deliver a revised Note to such Holder.

Notwithstanding this subsection 1.1(E), commencing with the first “accrual period” (as defined for purposes of the IRC) ending after the fifth anniversary of the Closing Date, the Company shall, in respect of the Notes, pay in cash, on or before the end of each such accrual period, both the annual deferred interest and the interest that accrued with respect to the deferred interest (including original issue discount) as set forth in this subsection 1.2(E) with respect to the applicable Notes, if, but only to the extent that, the aggregate amount of the sum of (i) the deferred interest and (ii) the original issue discount (other than deferred interest), in each case that has accrued and not been paid in cash from the Closing Date through the end of such accrual period on such Notes, exceeds the product of the “issue price” (as defined for purposes of the IRC) for such Notes and the “yield to maturity” (as defined for purposes of the IRC) on such Notes.

(F) Expenses and Attorneys Fees. (i) On the Closing Date, SBKC and the Company agree to pay or cause to be paid to the Purchasers all of the Purchasers’ reasonable out of pocket expenses incurred in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the Purchasers’ legal and due diligence expenses, up to a maximum amount of $400,000.

(ii) After the Closing Date, SBKC and the Company agree to pay or cause to be paid promptly all reasonable out of pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Holders in connection with the exchange of SARs for Non-Voting Warrants and the conversion of the Non-Voting Warrant Shares. SBKC and the Company agree to promptly pay or cause to be paid all reasonable fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Holders in connection with any action to enforce any Transaction Documents or to collect any payments due from any other Related Party. All fees, costs and expenses for which the Company is responsible under this subsection 1.2(F)(ii) shall be deemed part of the Obligations when incurred.

(iii) In the event that this Agreement has been executed, but the transactions contemplated by the Transaction Documents are not consummated, then SBKC shall reimburse FSCP’s reasonable out of pocket legal and due diligence expenses incurred in connection with the transaction in an amount of up to $250,000. SBKC shall make such payment to FSCP in immediately available funds within two (2) Business Days following the date that FSCP notifies SBKC that FSCP is due payment under this subsection 1.2(F)(iii).

1.3 Payments. All payments by the Company of the Obligations shall be without set off, deduction or counterclaim and shall be made in same day funds and delivered to each Holder, as applicable, by wire transfer to the account set forth on Exhibit A hereto for such Holder or such other place as such Holder may from time to time designate in writing. The Company shall receive credit on the day of receipt for funds received by such Holder by 1:00 p.m., Eastern Standard Time. In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

1.4 Repayments and Prepayments.

(A) Voluntary Prepayments of Notes. The Company may prepay the Notes at any time after the fifth anniversary of the Closing Date, in whole or in part; provided, however, that in the event of any prepayment of the Notes prior to the seventh anniversary of the Closing Date, the Company shall pay to the Holders of the Notes a premium equal to an amount determined by multiplying the percentage set forth below corresponding to the date on which the prepayment is made by the then outstanding principal amount of the Notes:

Period of Prepayment	Percentage
On or after the Fifth Anniversary of the Closing Date but prior to the Sixth Anniversary of the Closing Date	10%

On or after the Sixth Anniversary but on or prior to the Seventh Anniversary of the Closing Date	5%

To exercise its option to make any voluntary prepayment hereunder, the Company must give the Holders of the Notes written notice of such prepayment not less than thirty (30) and not more than forty (40) days prior to the date fixed for such prepayment, specifying the date of proposed prepayment and the Company’s calculation of the applicable premium, if any. On the date so fixed for payment, the principal amount of the Notes, the premium, if any, and the accrued interest on the Notes shall be and become due and payable in full. Any prepayment of the Notes under this subsection 1.4(A) will be made subject to receipt by the Company of prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB.

(B) Scheduled Repayments. The Company shall pay the aggregate principal amount of the Notes outstanding in full on April 30, 2018 (the “Maturity Date”).

(C) Pro Rata Payment. All payments to the Holders of the Notes (whether for principal, interest, premium or otherwise) shall be made pro rata among such Holders based upon the aggregate unpaid principal amount of the Notes held by each such Holder.

1.5 Taxes.

(A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes or any other Transaction Document shall be made free and clear of and without deduction for any and all Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such Taxes to the extent imposed on any Holder’s gross or net income by the jurisdiction in which such Holder is organized, doing business or otherwise is subject to tax without regard to the transactions contemplated by this Agreement (any such excluded taxes described herein, “Excluded Taxes”). If the Company shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Holder, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Holder receives an amount equal to the sum it would have received had no such deductions been made. Each Holder shall provide to the Company a properly completed Form W-9, and any successor Holder shall provide to the Company a properly completed Form W-9 or Form W-8 (or any successor thereto), as appropriate to such Holder’s status. All such forms shall be completed in such a manner as to eliminate, to the fullest extent permitted by law, the Company’s obligation to make a payment under this subsection 1.5(A). The Company shall not be required to pay additional amounts to any Holder pursuant to this subsection 1.5(A) to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Holder to comply with this paragraph.

(B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by any Holder with any request or directive (whether or not having the force of law) from any Governmental Authority, agency or instrumentality:

(a) does or shall subject any Holder to any tax of any kind whatsoever with respect to this Agreement, the other Transaction Documents or any Obligations, or change the basis of taxation of payments to such Holder of principal, fees, interest or any other amount payable hereunder (except for Excluded Taxes); or

(b) does or shall impose on any Holder any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to such Holder of continuing to hold any Note hereunder, or to reduce any amount receivable hereunder, then, in any such case, the Company shall promptly pay to such Holder, upon its demand, any additional amounts necessary to compensate such Holder, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by such Holder with respect to this Agreement or the other Transaction Documents. If such Holder becomes entitled to claim any additional amounts pursuant to this subsection 1.5(B), it shall promptly notify the Company of the event by reason of which such Holder has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Holder to the Company shall, absent manifest error, be final, conclusive and binding for all purposes. If a Holder becomes entitled to any tax credit or receives any refund in respect of any Taxes paid by the Company under this Section 1.5, such Holder shall return to the Company an amount equal to the lesser of (x) the amount of such credit or refund (including any interest evidenced therein), as the case may be, and (y) the amount of Taxes so paid by the Company that gave rise to such credit or refund. Any payment to be made by such Holder to the Company pursuant to the preceding sentence shall be made at the time, and solely to the extent, that (i) in the case of a refund, such refund is actually received by the Holder and (ii) in the case of a credit, the payment of Taxes actually made by the Holder to a Governmental Authority is reduced as a direct result of such credit. The obligation of the Company to make a payment under this subsection 1.5(B) shall be subject to the Holder’s obligations to submit documentation similar to that described in the fourth sentence of subsection 1.5(A), as appropriate to reduce such tax or increased cost to the lowest limit permitted by law. Additionally, no payment shall be required under this subsection 1.5(B) to the extent that the change in tax law that would, but for this sentence, have required such payment occurred before the transfer of the Note to such Holder.

1.6 Investment Pricing. The parties intend that the Notes which are to be sold to the Purchasers by the Company on the Closing Date pursuant to the terms and conditions hereof, the Warrant and the SAR, which are to be issued to the Purchasers by SBKC to be effective on the Closing Date pursuant to the terms and conditions hereof, collectively shall constitute an “investment unit” (the “Investment Unit”) within the meaning of Section 1273(c)(2) of the IRC, for which the Purchasers have paid Forty Million and 00/100 Dollars ($40,000,000.00).

The Purchasers, SBKC and the Company agree that the issue price of the Investment Unit is Forty Million and 00/100 Dollars ($40,000,000.00), and the issue price shall be allocated among the Notes sold to the Purchasers, the Warrant and SAR issued to the Purchasers based on their relative fair market values.

The fair market value of the Notes sold to the Purchasers is Thirty-One Million Two Hundred Sixty-One Thousand Three Hundred Ninety-Seven and 00/100 Dollars ($31,261,397.00).

The fair market value of the Warrants issued to the Purchasers is Five Million Five Hundred Sixty-Six Thousand Seven Hundred Eighty-Six and 00/100 Dollars ($5,564,923.00).

The fair market value of the SARs issued to the Purchasers is Three Million One Hundred Seventy-Two Thousand Nine Hundred Nine and 00/100 Dollars ($3,173,680.00).

The allocation of the issue price pursuant to Treas. Reg. § 1.1273-2(h)(1) is Thirty-One Million Two Hundred Sixty-One Thousand Three Hundred Ninety-Seven and 00/100 Dollars ($31,261,397.00) for the Notes sold to the Purchasers, Five Million Five Hundred Sixty-Six Thousand Seven Hundred Eighty-Six and 00/100 Dollars ($5,564,923.00) for the Warrants issued to the Purchasers and Three Million One Hundred Seventy-Two Thousand Nine Hundred Nine and 00/100 Dollars ($3,173,680.00) for the SARs issued to the Purchasers.

The Purchasers, SBKC and the Company acknowledge that this Section 1.6 is intended to establish the allocation of the issue price of the Investment Unit in accordance with Treas. Reg. § 1.1273-2(h)(1) and section 1273(c)(2) of the IRC, which allocation is binding on the parties pursuant to Treas. Reg. § 1.1273-2(h)(2), but this Section 1.6 does not constitute recognition by any of them that the amount allocated to each component shall be treated as its issue price for any purpose other than United States federal income tax law.

SECTION 2

AFFIRMATIVE COVENANTS

Each of SBKC and the Company covenants and agrees that (i) so long as the Notes or any Obligations relating thereto remain outstanding, each of the Company and SBKC shall perform and comply in all material respects with all covenants in this Section 2 applicable to them, and (ii) so long as the SBKC Securities or any Obligations relating thereto remain outstanding, each of SBKC and the Company shall perform and comply in all material respects with all covenants in Sections 2.1 through 2.10, Sections 2.12 through 2.16 and Section 2.19; provided that each of SBKC and the Company will comply with any such covenant that is already qualified by a materiality qualifier in all respects.

2.1 Compliance with Agreement. Timely perform the terms, representations, warranties and covenants of this Agreement and all other Transaction Documents.

2.2 Use of Proceeds. With respect to the use of the proceeds of the sale of the Notes, Warrants and SARs contemplated hereby, SBKC and the Company agree as follows:

(A) approximately $8.5 million of the net proceeds will be used to pay in full the outstanding balance on the line of credit from Silverton Bank, and immediately thereafter, such line of credit shall be terminated and the collateral securing such line of credit shall be released;

(B) approximately $2.0 million of the net proceeds will be used to pay in full the outstanding balance on the line of credit from Thomasville National Bank, and immediately thereafter, such line of credit shall be terminated and the collateral securing such line of credit shall be released; and

(C) the remaining net proceeds will be retained by SBKC or the Company and used for general corporate purposes, including contributions to the Banks by way of capital contributions.

2.3 Capital Covenant. So long as the Notes and the SBKC Securities are outstanding, SBKC and the Company shall maintain such capital as may be necessary to exceed the minimum capital requirements under applicable FRB regulations and policies, and SBKC and the Company shall cause each of the Banks to maintain such capital as may be necessary to cause each such Bank to be classified at all times as “well capitalized,” in accordance with the rules and regulations of their primary federal regulators, as in effect from time to time.

2.4 Compliance With Laws and Contractual Obligations. SBKC and the Company will (A) comply with, and cause each of their Subsidiaries to comply with, (i) in all material respects, the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, ERISA, environmental protection matters, employee health and safety, all regulations or orders of the FRB, the GDBF and the FDIC and all state and federal laws and regulations governing the offer and extension of credit, including, consumer credit and usury laws, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and the USA Patriot Act) as now in effect and which may be imposed in the future in all jurisdictions in which such Person is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of each such Person, as applicable, other than those laws, rules, regulations, orders and obligations, covenants and conditions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (B) maintain or obtain and, cause each of their Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by such Person, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.5 Insurance. At its sole cost and expense, SBKC and the Company will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which SBKC, the Company or a Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance and workers’ compensation insurance. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons.

2.6 Organizational Existence and Conduct of Business. Except as otherwise permitted by Section 3.4, SBKC and the Company will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect such Person’s (i) organizational existence and all rights and franchises material to such Person’s business, (ii) leases, privileges, franchises, qualifications and rights that are necessary in the ordinary conduct of its business, and (iii) conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

2.7 Appointment of Director; Board Observer.

(A) At any time when a Purchaser owns any Note or any of the SBKC Securities, the Purchasers collectively shall be entitled to designate one (1) individual to serve as a member of the board of directors of each of SBKC and the Company (collectively, the “Boards” and individually, a “Board”), and the Company and SBKC shall cause their respective Boards to have taken all corporate actions necessary to appoint the nominee of the Purchasers and recommend such nominee for re-election so long as a Purchaser owns any Notes or any of the SBKC Securities.

(B) At the annual meetings of the Boards of SBKC and the Company immediately following the annual meeting of shareholders of SBKC to be held on May 15, 2008, each of the Boards of SBKC and the Company shall take all corporate action necessary and appropriate to appoint Gerald R. Francis to serve as a director of each of SBKC and the Company.

(C) Subject to the conditions and limitations set forth in this Section 2.7, to the extent that the Purchasers have not exercised their right under subsection 2.7(A), the Purchasers may appoint one (1) individual to attend all meetings of the Boards of SBKC and the Company (the “Observer”). The Observer shall not have the right to vote on any matter presented to the Boards or any committee thereof. The Company and SBKC shall give the Observer written notice of each meeting thereof at the same time and in the same manner as the members of such Boards or committees thereof, to the extent permitted by Nasdaq Marketplace Rules, receive notice of such meetings, and the Company and SBKC, as applicable, shall permit the Observer, subject to the conditions and limitations set forth in this Section 2.7, to attend as an observer at all meetings thereof; provided, however, that the Observer may be excluded from executive sessions comprised solely of independent directors of SBKC to the extent required by Nasdaq Marketplace Rule and the regulations promulgated thereunder. The Observer shall be entitled, subject to the conditions and limitations set forth in this Section 2.7, to receive all written materials and other information given to members of the Boards, in connection with such meeting or otherwise, at the same time such materials and information are given to the members of the Boards, and the Observer shall keep such materials and information confidential and not use such information to the detriment of any Related Party, except that nothing contained in this subsection 2.7(C) shall in any way limit or restrict a Holder’s ability to exercise or enforce any rights, remedies or obligations under the Transaction Documents. If either the Company or SBKC proposes to take any action by written consent in lieu of a meeting of either of the Boards, the Company or SBKC, as the case may be, shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents.

(D) The Company or SBKC, as applicable, shall pay the reasonable out-of-pocket costs and expenses of the Purchasers’ designated member of the Boards or the Observer, as applicable, incurred in connection with attending such meetings of the Boards.

(E) The right of the Purchasers to designate one individual to serve as a member of the Boards or appoint one individual to attend all meetings of the Boards as an Observer granted pursuant to this Section 2.7 is a non-transferable right of Purchasers.

2.8 Shareholder Approval and Issuance of Non-Voting Warrants.

(A) SBKC agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene as soon as reasonably practicable, but in no event later than 270 days from the date hereof, an annual or special meeting of its shareholders to consider and vote upon (i) an amendment to its articles of incorporation authorizing a sufficient number of shares of non-voting Common Stock to provide for the issuance of Non-Voting Warrant Shares upon the exercise of the Non-Voting Warrants in full, which amendment shall be in the form attached hereto as Exhibit F; and (ii) the issuance of the Non-Voting Warrants and the underlying Common Stock of SBKC issuable upon conversion of the Non-Voting Warrant Shares; provided, however, nothing herein shall prevent SBKC from seeking subsequent shareholder approval in the event the shareholders do not approve the amendment to the articles of incorporation of SBKC within 270 days from the date hereof.

(B) Prior to the mailing of proxy materials in connection with the annual or special meeting of shareholders required by subsection 2.8(A), SBKC shall provide a copy of all proxy materials, including the proposed amendment to its articles of incorporation, to the Purchasers and their legal counsel, and such proxy materials shall be in form and substance reasonably satisfactory to the Purchasers.

(C) Within fourteen (14) Business Days following receipt of the shareholder approval contemplated by subsection 2.8(A), the Board of SBKC shall adopt all resolutions necessary and appropriate to duly authorize the following actions: the reservation of an appropriate number of Non-Voting Warrants as well as Non-Voting Warrant Shares to be issued upon the exercise of such Non-Voting Warrants and the reservation of a sufficient number of shares of voting Common Stock to be issued upon the conversion of the Non-Voting Warrant Shares.

(D) Non-Voting Warrant Shares that are converted into shares of voting Common Stock of SBKC shall be entitled to the registration rights set forth in the Registration Agreement, the form of which is attached as Exhibit G.

2.9 Payment of Taxes and Claims. The Company will pay or discharge, at or before maturity or before becoming delinquent (A) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other Governmental Authority and quasi-governmental authority charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Company or SBKC or arising with respect to the occupancy, use, possession or leasing thereof (collectively the “Impositions”) and (B) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, the Company will not be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of the Purchasers. This Section 2.9 shall not preclude the Company or any of its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense and liability provisions have been recorded in conformity with GAAP.

2.10 Additional Purchase Rights. In the event SBKC, for purposes of raising additional capital, makes an offering of Equity Securities of any class or series or issues any rights, options, warranties or convertible or exchangeable securities or instruments generally entitling the holder to acquire or purchase shares of Equity Securities of any class or series, each Purchaser who is a Holder immediately prior to such capital raising offering shall be granted and shall have the right, but not the obligation, to purchase a number of shares of Equity Securities in such offering such that the Purchasers will own, in the aggregate, up to 9.9% of the total Common Stock issued and outstanding immediately following completion of such capital raising offering, on a fully diluted basis.

2.11 Subordinated Debt. If the Notes cease to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the FRB on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt: (a) the Company will immediately notify Holders, and (b) SBKC, the Company and the Holders will work together in good faith to immediately execute and deliver all such agreements (including, without limitation, replacement notes) as reasonably necessary in order to restructure the obligations evidenced by the Notes and this Agreement to qualify for Tier 2 capital treatment. In the event that the obligations evidenced by the Notes and this Agreement cannot be restructured on terms and conditions that are comparable to similar transactions that qualify for Tier 2 capital treatment, or such qualification and restructuring for Tier 2 capital treatment contains any conditions, restrictions or requirements which the Holders reasonably determine in good faith, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by the Note and this Agreement to such a degree that the Holders would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof, then SBKC, the Company and the Holders will work together in good faith to immediately execute and deliver all such agreements (including without limitation, replacement notes) as Holders may reasonably request in order to restructure the obligations evidenced by the Notes and this Agreement.

2.12 Affiliate Transactions. All transactions which are entered into after the date hereof by and among the Related Parties and their respective directors, officers and affiliates will comply with Sections 23A and 23B of the Federal Reserve Act and Regulation W, promulgated by the FRB thereunder and similar rules and regulations of and any agreements with, and commitments to, orders, rulings, directives and decrees of, the FDIC and the GDBF.

2.13 Consents. The Company and SBKC will, and cause each of their Subsidiaries to, use their reasonable best efforts to obtain all approvals and consents of any Governmental Authority necessary (i) to effect the transactions contemplated herein and in the Transaction Documents, and (ii) to permit the Banks to pay dividends to Company in amounts sufficient to permit Company to pay timely interest on its debt obligations (including the Notes) and to avoid any defaults.

2.14 Books and Records. SBKC and the Company will, and cause their Subsidiaries to, maintain accurate books and records and internal and disclosure controls as required by law and to account for all transactions in accordance with GAAP.

2.15 SEC Filings. SBKC and the Company will permit the Holders to review any press releases describing the transactions contemplated by the Transaction Documents prior to its release. SBKC shall file on SEC Form 8-K, within the time period required by the Exchange Act, each of the following Transaction Documents: this Agreement, the Registration Agreement, the Initial Warrants and the Initial SARs.

2.16 Listing of Common Securities. SBKC shall promptly secure the listing of all of the Warrant Shares upon each national securities exchange upon which shares of SBKC Common Stock are then listed (subject to official notice of issuance, as required by each such national securities exchange) and, once secured, shall maintain, so long as any other shares of SBKC Common Stock shall be so listed, such listing of all Warrant Shares from time to time issuable under the terms of the Transaction Documents. SBKC shall use all commercially reasonable efforts to maintain SBKC’s authorization for listing its Common Stock on the Nasdaq. Neither SBKC nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of SBKC’s Common Stock from the Nasdaq, or the securities exchange on which it is then listed. SBKC shall pay all fees and expenses in connection with satisfying its obligations under this Section 2.16.

2.17 Exchange of Notes. The Company shall at any time, upon written request of the Holder of a Note and surrender of the Note for such purpose, at the expense of the Company, issue new Notes in exchange therefor in such denominations of at least $100,000, as shall be specified by the Holder of such Note, in an aggregate principal amount equal to the then unpaid principal amount of the Note or Notes surrendered and substantially in the form of Exhibit B with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Note surrendered.

2.18 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Company (provided that an institutional Holder of a Note may instead deliver to the Company an indemnity agreement in form and substance reasonably satisfactory to the Company), or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Company will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

2.19 Further Assurances.

(A) Each of the parties hereto shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, the shareholders of SBKC and Governmental Authorities necessary to consummate the transactions contemplated by the Transaction Documents. Each of SBKC and the Purchasers shall have the right to review in advance, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party, the shareholders of SBKC or any Governmental Authority in connection with the transactions contemplated by the Transaction Documents. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties, the shareholder of SBKC and Governmental Authorities necessary or advisable to consummate the transactions contemplated by the Transaction Documents, and each party shall keep the other parties apprised of the status of material matters relating thereto.

(B) The Company and SBKC shall, and shall cause each of its Subsidiaries to, from time to time, execute such documents, agreements and reports as Majority Holders may from time to time reasonably request to further evidence or otherwise implement the Obligations or the Transaction Documents.

SECTION 3

NEGATIVE COVENANTS

Each of the Company and SBKC covenants and agrees that (i) so long as the Notes or any Obligations relating thereto remain outstanding, unless Majority Holders shall otherwise give their prior written consent, SBKC and the Company, as the case may be, shall perform and comply with all covenants in this Section 3, and (ii) so long as the SBKC Securities or any Obligations relating thereto remain outstanding, unless Majority Holders shall otherwise give their prior written consent, SBKC and the Company, as the case may be, shall perform and comply with all covenants in Sections 3.3, 3.5 and 3.6.

3.1 No Restrictions on Subsidiary Distributions. Except as the FRB, FDIC or GDBF, as applicable, may otherwise direct, or as provided herein and, in the cases of clauses (ii), (iii) and (iv) below, SBKC and the Company will not, and will not permit any of its Subsidiaries directly or indirectly to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s Equity Securities owned by SBKC, the Company or any other Subsidiary; (ii) pay any Indebtedness owed to SBKC, the Company or any other Subsidiary; (iii) make loans or advances to SBKC, the Company or any other Subsidiary; or (iv) transfer any of its property or assets to SBKC, the Company or any other Subsidiary other than restrictions existing under, or by reason of, applicable law or as required by or pursuant to agreements with FRB, FDIC and GDBF.

3.2 Limitations on Dividend Payments. If (i) there shall have occurred and be continuing a Default or an Event of Default pursuant to Section 7.1 or (ii) the Company shall have given notice of its election to defer payments of interest on the Notes pursuant to subsection 1.2(E) and such period, or any extension thereof, shall have commenced and be continuing, then neither SBKC nor the Company may (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of SBKC’s or the Company’s Equity Securities, or (B) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any Indebtedness of SBKC or the Company that rank pari passu in all respects with or junior in interest to the Notes (other than repurchases, redemptions or other acquisitions of Equity Securities of SBKC or the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, or a dividend reinvestment or stockholder stock purchase plan).

3.3 Restriction on Organizational Documents. SBKC and the Company will not, and will not permit any of their Subsidiaries directly or indirectly to, amend, modify or waive any term or provision of their Organizational Documents, including without limitation, as applicable, their articles or certificates of incorporation or formation, certificates of designations pertaining to preferred stock, or bylaws in any manner which does or could reasonably be expected to impair the rights and benefits of the holders of the Common Stock or the Non-Voting Warrant Shares; provided that nothing herein will prevent SBKC or the Company from issuing Indebtedness or additional Common Stock or preferred stock in the future.

3.4 Consolidation, Merger, Conveyance, Transfer or Lease. Neither SBKC nor the Company shall consolidate with or merge into any other Person or convey, transfer or lease their properties and assets substantially as an entirety to any Person, and neither SBKC nor the Company shall permit any Person to consolidate with or merge into SBKC or the Company or convey, transfer or lease its properties and assets substantially as an entirety to SBKC or the Company, unless:

(A) In case either SBKC or the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which SBKC or the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of SBKC or the Company substantially as an entirety (i) shall be a corporation, partnership or trust, (ii) shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (iii) shall expressly assume, in form reasonably satisfactory to the Holders, the due and punctual payment of the principal of and any premium and interest on the Notes and all other Obligations of SBKC and the Company hereunder; and

(B) Immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of SBKC, the Company or any of their Subsidiaries as a result of such transaction as having been incurred by SBKC, the Company or any of their Subsidiaries at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

3.5 Conduct of Business. SBKC and Company will not, and will not permit any of their Subsidiaries directly or indirectly to, (A) engage in any business or activity not permitted by all applicable laws and regulations, and (B) engage in any unsafe or unsound banking practices as determined by a Governmental Authority that is not addressed, remediated or cured by a plan of action approved by such Governmental Authority within sixty (60) days of receipt of notice from such Governmental Authority.

3.6 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, SBKC and the Company will not, without the prior written consent of the Majority Holders, enter into any agreement with any holder or prospective holder of any Equity Securities of SBKC or the Company that would provide such holder or prospective holder with rights to register or to cause SBKC or the Company to register any of its Equity Securities under the Securities Act, the Exchange Act or any state securities or “blue sky” laws that (a) would permit such holder or prospective holder to (i) include such Equity Securities in any registration filed under Section 3 of the Registration Agreement, (ii) make a demand registration that could result in such registration statement being declared effective prior to the effective date of the first registration statement in which Holders participate, or (b) are, in any individual respect or in the aggregate, superior to those rights provided to the Holders pursuant to the Registration Agreement.

SECTION 4

FINANCIAL COVENANTS/REPORTING

Each of SBKC and the Company covenants and agrees that so long as the Notes or any Obligations relating thereto remain outstanding, unless Majority Holders shall otherwise give their prior written consent, SBKC and the Company shall perform and comply with all covenants in this Section 4.

4.1 Financial Statements and Other Reports. SBKC and the Company will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and applicable banking regulations.

(A) SEC Filings and Press Releases. Promptly upon their becoming available, SBKC or the Company will deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available by any Related Party to such Person’s security holders generally, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Related Party with any securities exchange or with the SEC or any Governmental Authority, and (iii) all press releases and other statements made available by any Related Party to the public concerning developments in the business of any such Person.

(B) Events of Default. Promptly upon any executive officer of SBKC or the Company obtaining knowledge of any of the following events or conditions, SBKC or the Company shall deliver copies of all notices given or received by any Related Party with respect to any such event or condition and a certificate of an executive officer of SBKC or the Company specifying the nature and period of existence of such event or condition and what action SBKC or the Company has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes, or which would reasonably be expected to result in, an Event of Default or Default; (ii) any notice that any Person has given to SBKC, the Company or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 7.1(B); (iii) any event or condition that could reasonably be expected to result in any Material Adverse Effect; or (iv) any default or event of default with respect to any other Indebtedness of any Related Party.

SECTION 5

SBKC AND COMPANY REPRESENTATIONS AND WARRANTIES

To induce the Purchasers to enter into the Transaction Documents and consummate the transactions contemplated thereby and to purchase the Initial Notes, the Initial Warrants and the Initial SARs, SBKC and the Company represent and warrant to the Purchasers (and on behalf of the Banks, as applicable) that the following statements are and, as of the Closing Date, will be true, correct and complete:

5.1 No Material Adverse Effect. Except as disclosed on Schedule 5.1, since December 31, 2007 there have been no events or changes in facts or circumstances affecting any Related Party which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein, in the attached Schedules or in the SEC Documents.

5.2 No Conflicts. Except as disclosed on Schedule 5.2, the consummation of the Related Transactions does not and will not (i) violate or conflict with any Organizational Documents of any Related Party, (ii) violate or conflict with any laws, rules, regulations or orders of any Governmental Authority (except such as may be required for the registration of the Warrant Shares under the Securities Act, the listing of such Warrant Shares for trading on Nasdaq and compliance with the securities or Blue Sky laws of various jurisdictions, or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation of any Related Party except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon any assets of any Related Party. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or entity is required in connection with the Related Transactions, other than those (x) that are set forth on Schedule 5.2 hereto (all of which, except as otherwise disclosed on Schedule 5.2, have been completed or obtained, as the case may be) or (y) the absence of which could not reasonably be expected to result in a Material Adverse Effect.

5.3 Default. No Related Party is in violation of any material provision under any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other Contractual Obligation to which it is a party or by which any of its properties is bound, the violation of which could reasonably be expected to result in a Material Adverse Effect. Each of the Related Parties is paying its debts as they become due.

5.4 Organization, Powers, Capitalization and Good Standing.

(A) Organization and Powers. SBKC and the Company is or will be a “bank holding company” under the Bank Holding Company Act of 1956, as amended, and the FICG, and is duly registered as such with the FRB and the GDBF.

Each of the Banks is a commercial bank organized, existing and in good standing under the laws of the State of Georgia supervised and regulated by the GDBF and the FDIC (collectively, the “Regulatory Authorities”). Each of the Banks, after giving effect to the transactions contemplated by this Agreement, will be “well capitalized” for all purposes of its Regulatory Authorities.

Each Related Party is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each Related Party has all requisite corporate or organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Transactions Document to which it is a party and to incur the Obligations and carry out the Related Transactions, as applicable. This Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and performance by the Related Parties of their obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or organizational action on the part of each Related Party that is party hereto and thereto.

(B) Capitalization. The authorized Equity Securities of each Related Party as of the Closing Date are as set forth on Schedule 5.4(B). All issued and outstanding Equity Securities of each of SBKC and the Company were duly authorized and validly issued, are fully paid and nonassessable, and such sales or offers of Equity Securities prior to the date hereof were made in compliance with or were the subject of an available exemption from the Securities Act and all other applicable state and federal laws or regulations, or any proceedings under the Securities Act, the Exchange Act or any state or federal laws or regulations in respect of any such offers or sales are effectively barred by effective waivers or statutes of limitation. All of the issued and outstanding Equity Securities of the Company are free and clear of all Liens. The

Warrants and the SARs have been duly authorized and validly issued, and the Non-Voting Warrants, upon exchange of the SARs for such Non-Voting Warrants, will be duly authorized and validly issued, and the Warrant Shares and the Non-Voting Warrant Shares, upon the exercise of the Warrants and the Non-Voting Warrants, respectively, in accordance with their terms, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any preemptive or similar rights or any Liens. To the extent applicable, the shares of Common Stock to be issued upon conversion of the Non-Voting Warrant Shares will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any preemptive or similar rights or any Liens. A sufficient number of shares of Common Stock have been reserved for issuance upon exercise of the Warrants and conversion of the Non-Voting Warrant Shares in accordance with their terms. Promptly following receipt of the shareholder approval contemplated in subsection 2.8(A), a sufficient number of shares of non-voting Common Stock will be reserved for issuance upon exercise of the Non-Voting Warrants.

(C) Subsidiaries. SBKC and the Company have no Subsidiaries other than as set forth on Schedule 5.4(C). The issued and outstanding shares of capital stock or other ownership interests of SBKC’s and the Company’s Subsidiaries were duly authorized and validly issued, are fully paid and nonassessable and, except as set forth on Schedule 5.4(C), are owned by SBKC, directly or indirectly, free and clear of any Liens. No Equity Securities of any Subsidiary of SBKC or the Company, other than those described above, are issued and outstanding. Except as set forth on Schedule 5.4(C), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Related Party of any Equity Securities of any such entity.

(D) Binding Obligation. This Agreement is, and the other Transactions Documents when executed and delivered will be, the legal, valid and binding obligations of the Related Parties that are parties hereto and thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and equitable principles being applied at the discretion of a court before which any proceeding may be brought, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

5.5 SEC Documents; Financial Statements. During the twelve (12) months prior to the date hereof, SBKC has filed all reports and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All of the consolidated financial statements of SBKC included in the SEC Documents have been or will be prepared in accordance with GAAP on a basis consistent with prior periods and does or will present fairly, in all material respects, the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended.

5.6 Intellectual Property. Each Related Party owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business or operations of such Person (collectively called “Intellectual Property”) and is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. The use of such Intellectual Property by the Related Parties does not and has not been alleged by any Person to infringe on the rights of any Person. The Related Parties have the exclusive right to use all of the Intellectual Property necessary to its business as presently conducted, and, to the best knowledge of SBKC and the Company, each Related Party’s use of the Intellectual Property does not infringe on the rights of any other Person. To the best knowledge of SBKC and the Company, no other person is infringing the rights of the Related Parties in any of the Intellectual Property. The Related Parties own or possess all licenses, permits, franchises, authorizations, patents, patent applications, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material, without known conflict with the rights of others; to the best knowledge of SBKC and the Company, no such license or trademark has been declared invalid, been limited by order of any Governmental Authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge; to the best knowledge of SBKC and the Company, no product of the Related Parties infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and to the best knowledge of SBKC and the Company, there is no material violation by any Person of any right of the Related Parties with respect to any patent, patent applications, copyright, service mark, trademark, trade name or other right owned or used by the Related Parties. The Related Parties owe no royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

5.7 Employee Matters. (A) No Related Party nor any of their employees is subject to any collective bargaining agreement, (B) no petition for certification or union election is pending with respect to the employees of any Related Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Related Party and (C) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of SBKC and the Company, threatened between any Related Party and their employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8 Use of Proceeds; Margin Regulations. The Notes are an exempt transaction under the Truth in Lending Act. No part of the proceeds of any Note will violate FRB Regulations T, U or X or will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under FRB Regulation U as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the FRB.

5.9 Litigation. There are no judgments, actions, charges, claims, demands, suits, proceedings, petitions, governmental investigations or arbitrations now pending or, to the best knowledge of SBKC and the Company after due inquiry, threatened against any Related Party or affecting any property of any Related Party which might individually or in the aggregate prevent or adversely affect the transactions contemplated by this Agreement, or result in a Material Adverse Effect. No Related Party is subject to any judgment, order or decree of any court or other governmental agency and no Related Party has received any opinion, memorandum or legal advice from legal counsel to the effect that it is currently exposed, from a legal standpoint, to any liability which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.10 Brokerage. Except as set forth on Schedule 5.10, there are no rights to or claims for broker’s, finder’s, due diligence, structuring, debt or equity placement fees, commissions, or similar compensation payable with respect to the consummation of the Related Transactions, other than fees payable to Holders.

5.11 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.11, none of the Related Parties has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be disclosed in a balance sheet prepared in accordance with GAAP (including the notes thereto) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (A) liabilities set forth on the balance sheet of SBKC dated as of December 31, 2007 and included in SBKC’s Annual Report on Form 10-K for the year ending December 31, 2007 (including any notes thereto), (B) liabilities and obligations which have arisen after December 31, 2007 in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit, unless such liability is either fully covered by insurance (subject to normal deductibles or retentions) or is not, individually or in the aggregate with all such other liabilities, material) and (C) other liabilities and obligations not expressly prohibited hereunder.

5.12 ERISA.

(A) Except as set forth on Schedule 5.12:

(i) Multiemployer Plans. No Related Party nor any member of their Controlled Group has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any Multiemployer Plan.

(ii) Retiree Welfare Plans. No Related party nor any member of their Controlled Group has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under IRC Section 4980B or as required under applicable state law).

(iii) Defined Benefit Plans. No Related Party nor any member of their Controlled Group maintains, contributes to or has any liability under (or with respect to) any Pension Plan, whether or not terminated.

(iv) Unfunded Liability. No Plan maintained by any Related Party or any member of their Controlled Group or to which such Person has an obligation to contribute, or with respect to which such employer has any other liability, has any material “unfunded liability” (i.e., accrued liabilities in excess of the fair market value of its assets).

(v) Plan Qualification and Compliance. Each Qualified Plan has received a favorable determination letter from the Internal Revenue Service as to the qualification of such plan and, to the best knowledge of SBKC and the Company, nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such plan. Each Plan has been maintained, funded and administered in compliance in all material respects with its terms and with all applicable laws.

(vi) Prohibited Transactions. No Related Party nor any member of their Controlled Group has any liability with respect to any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or IRC Section 4975.

(B) Except to the extent the failure of any of the following to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i) During the six-consecutive-year period prior to the date of the execution and delivery of this Agreement, (x) no ERISA Event has occurred or is expected to occur and (y) no steps have been taken to terminate any Pension Plan. No condition exists or event or transaction has occurred with respect to any Plan which could result in the incurrence by any Related Party of any liability (other than any liability to provide benefits pursuant to the terms of such Plan), fine or penalty. No civil or criminal action is pending or, to the best knowledge of SBKC and the Company, threatened in connection with any Plan or against any Plan fiduciary or party in interest with respect to such Plan.

(ii) (x) All contributions (if any) have been made to each Pension Plan and Multiemployer Plan that are required to be made by such Related Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (y) no Related Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and (z) no Related Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under IRC Section 412, that any such plan is or may be terminated or that any such plan is or may become insolvent.

(iii) No Related Party is obligated to make payments, or is a party to an agreement that could obligate it to make any payments, that would not be deductible under IRC Section 280G.

5.13 Investment Company. None of the Related Parties or any Person controlling any Related Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14 Regulatory Enforcement Actions. Except as described on Schedule 5.14, no Related Party or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Authority, nor are (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Authority.

5.15 Private Offering. No form of general solicitation or general advertising was used by any Related Party or any representative thereof in connection with the offer or sale of the Notes or the SBKC Securities. None of the Related Parties, their Affiliates or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would, and none of the foregoing shall take any actions or steps that would, require registration of the offer and sale of any of the Notes or SBKC Securities under the Securities Act or any state securities or “blue sky” laws.

5.16 Environmental Matters. Except as described on Schedule 5.16:

(A) The property, assets and operations of each Related Party are and so long as the same have been owned or operated by such Person, (i) have been, in compliance with all applicable Environmental Laws, (ii) there are no Polluting Substances stored or otherwise located in, on or under any of the property or assets of any Related Party, including the groundwater, except in compliance with applicable Environmental Laws, and (iii) to the knowledge of the Company, there have been no releases or threatened releases of Polluting Substances in, on or under any property adjoining any of the property or assets of any Related Party or affecting the assets or properties of any Related Party, in each case including the groundwater, which have not been remediated to the satisfaction of the appropriate governmental authorities in each case of clauses (i), (ii) and (iii) of this subsection 5.16(A) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(B) None of the property, assets or operations of any Related Party is the subject of any Governmental Authority, federal, state, foreign or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Polluting Substances by any Related Party into the environment or (ii) any release or threatened release of any Polluting Substances into the environment is in contravention of any

Environmental Law in each case of clauses (i) and (ii) of this subsection 5.16(B) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(C) No Related Party has received any notice or claim, and there are not pending or, to the knowledge of the Company, threatened lawsuits or proceedings against any Related Party, with respect to violations of an Environmental Law or in connection with any release or threatened release of any Polluting Substances into the environment, and, except as set forth in Schedule 5.16, no Related Party is or was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Polluting Substances disposal sites, including, without limitation, the “National Priorities List” or “CERCLIS List,” (ii) has or had any subsurface storage tanks located thereon, or (iii) is or has ever been used as or for a waste disposal facility, a mine, gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum storage facility in each case of clauses (i), (ii) and (iii) of this subsection 5.16(C) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(D) No Related Party has any present or contingent liability in connection with the presence either on or off the property of any Related Party of any Polluting Substances in the environment or any release or threatened release of any Polluting Substances into the environment; in each case that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

For the purposes of this Section 5.16, the term “property” of Related Parties includes, without limitation, property owned, operated or leased by any Related Party.

5.17 Rights in Properties. Each of the Related Parties, has good and valid title to all property (real, personal and mixed) owned by it, free and clear of all Liens except those Liens, that are not materially burdensome and have not had and will not result in a Material Adverse Effect. All property (real, personal and mixed) held under leases by each of the Related Parties is held under valid, subsisting and enforceable leases with only such exceptions as in the aggregate are not materially burdensome and have not and will not result in a Material Adverse Effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect.

5.18 Taxes. SBKC and the Company has filed all material tax returns (federal, state, and local) required to be filed with respect to it or any other Related Party, including, without limitation, information returns, reports and forms, and has paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by SBKC or the Company in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of the Purchasers. Neither SBKC nor the Company knows of any pending investigation of any of the Related Parties by any taxing authority or pending but unassessed tax liability of any Related Party. Neither SBKC nor the Company has made presently any effective waiver extending any applicable statute of limitations, and neither SBKC nor the Company is a party to any tax-sharing agreement.

5.19 Insurance. Each of the Related Parties maintains insurance on their respective properties and businesses, including business interruption and directors and officers’ insurance with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Related Parties has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost to that currently paid.

5.20 Material Contracts. All material contracts to which each of the Related Parties are a party and which would be required to be filed pursuant to the Exchange Act, have been duly authorized, executed and delivered, constitute valid and binding agreements of such Related Party and are enforceable against it in accordance with the terms thereof, except as enforceability thereof may be limited by the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and equitable principles being applied at the discretion of a court before which any proceeding may be brought, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws. None of the Related Parties has received notice or been made aware that any other party to such a contract is in breach of or default under any such contract.

5.21 Compliance with Laws. Except as set forth in Schedule 5.21, each Related Party is in material compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority including, without limitation, (i) all regulations and orders of, or agreements with, the FRB, the GDBF and the FDIC, and (ii) state and federal laws governing the offer and extension of credit, including, without limitation, consumer credit and usury laws, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and the USA Patriot Act; and (iii) all applicable laws, regulations and orders related to the offer and sale of investments and insurance and advice related thereto, and none of the Related Parties have received any communication from any Governmental Authority asserting that it is not in compliance with any law, regulation or order. Each Related Party maintains all material licenses, qualifications and permits necessary to operate its business. All transactions and contracts by and among the Related Parties and their respective directors, officers and Affiliates comply in all material respects with Federal Reserve Act, including Sections 23A and 23B thereof, FRB Regulation W and similar rules and regulations of and any agreements with, and commitments to, orders, rulings, directives and decrees of, the FDIC and the GDBF and all other applicable Laws, orders and permits, licenses, franchises, orders, approvals, consents and authorizations of Governmental Authorities.

5.22 Call Reports. Each of the Banks’ call reports (“Call Reports”) submitted to its primary federal and state regulators conform in all material respects to the Federal Financial Institutions Examination Council’s requirements for Call Reports and all such Call Reports conform to the requirements of Section 37 of the FDI Act and applicable regulations thereunder.

5.23 Internal Accounting Controls. Each Related Party maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the internal accounting controls otherwise comply with all applicable federal and state banking, securities and other applicable laws, rules and regulations, including the Foreign Corrupt Practices Act and the FDI ACT.

SECTION 6

PURCHASER REPRESENTATIONS; TRANSFER RESTRICTIONS

6.1 Authorization. Each of the Purchasers has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except to the extent enforceability may be limited by the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and equitable principles being applied at the discretion of a court before which any proceeding may be brought, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

6.2 Purchase for Own Account. Each of the Purchasers is acquiring the Notes and the SBKC Securities for its own account and not with a view to the distribution of such securities.

6.3 Investment Experience. Each of the Purchasers is an experienced investor in securities of financial services companies and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities to be sold in accordance with this Agreement.

6.4 Accredited Investor. Each of the Purchasers is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act.

6.5 Investment Process. Each of the Purchasers has independently evaluated its investment decision; followed its own investment procedures; conducted diligence and received information it needs for an informed decision.

6.6 Restricted Securities. Each of the Purchasers understands that the securities it is purchasing as contemplated hereby are “restricted securities” under the federal securities laws and that such securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the securities or an available exemption from registration under the Securities Act, the securities must be held indefinitely. In this connection, each Purchaser represents that it is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6.7 Legends.

(A) (i) The Purchasers agree to the imprinting, so long as is required by this Section 6.7, of a legend on the Notes purchased pursuant to this Agreement in substantially the following form:

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND/OR SUCH LAWS COVERING THIS INSTRUMENT OR THE COMPANY, UPON ITS REQUEST, RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS INSTRUMENT STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE LAWS.

THIS SUBORDINATED NOTE IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL AGENCY.

(ii) The Purchasers agree to the imprinting, so long as required by the terms of the Initial Warrants, of a legend on the Warrants and the Warrant Shares purchased pursuant to this Agreement in substantially the form set forth in such Initial Warrants.

(iii) The Purchasers agree to the imprinting, so long as required by the terms of the Initial SARs, of a legend on the SARs purchased pursuant to this Agreement in substantially the form set forth in such Initial SARs.

(iv) To the extent applicable, the Purchasers agree to the imprinting, so long as required by the terms of the Non-Voting Warrants, of a legend on the Non-Voting Warrants received upon exchange of the SARs and Non-Voting Warrant Shares acquired upon the exercise of such Non-Voting Warrants in substantially the form set forth in the form of Non-Voting Warrants.

(B) Certificates evidencing the Notes, Warrants, Warrant Shares, SARs and, to the extent applicable, the Non-Voting Warrants and the Non-Voting Warrant Shares shall not contain any legend (including the legends described in subsection 6.7(A)), (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such securities pursuant to Rule 144, or (iii) if such securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). SBKC and the Company, as applicable, shall cause their counsel to issue a legal opinion to their transfer agent if required by such transfer agent to effect the removal of the legend hereunder. SBKC and the Company, as applicable, agree that at such time as such legend is no longer required under this subsection 6.7(B), it will, no later than five (5) Business Days following the delivery by the Holder of such security to SBKC or the Company, as applicable, or their transfer agent of a certificate representing securities issued with a restrictive legend, deliver or cause to be delivered to the Holder of such security a certificate representing such securities that is free from all restrictive and other legends. Neither SBKC nor the Company, as applicable, may make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 6.7.

6.8 Transfer Restrictions. For a period of one (1) year following the Closing Date, the Purchasers shall not sell, transfer, assign or otherwise dispose of the Notes, the Warrant, any of the Warrant Shares acquired by the exercise of such Warrant or the SARs; provided, however, that the SARs may be exchanged for Non-Voting Warrants as provided in subsection 1.1(C)(ii), in which case, the remaining term, if any, of the initial one (1) year restricted period shall apply to the Non-Voting Warrants and Non-Voting Warrant Shares. After one (1) year following the date of this Agreement, the Notes, the Warrants, the Warrant Shares and the SARs, and to the extent applicable, the Non-Voting Warrants and Non-Voting Warrant Shares, may be sold, assigned, transferred or otherwise disposed of, in whole or in part, by the holder thereof, in accordance with applicable securities laws and subject to the provisions of this Agreement, the Warrants, the Registration Agreement, the SARs and the Non-Voting Warrants, respectively.

6.9 Sufficient Funds. As of the Closing Date, the Purchasers shall have sufficient funds to make full payment for the Initial Notes.

SECTION 7

DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A) Payment. (i) Failure to pay any installment or other payment of principal or interest of any of the Notes, when due, or (ii) failure to pay any other amount due under this Agreement or any of the other Transaction Documents (including, without limitation, the cash payment owed in connection with the exercise of one or more of the SARs); or

(B) Default in Other Agreements. (i) Failure of any Related Party to pay when due or within any applicable grace period any principal or interest on Indebtedness having a principal balance in excess of $2,500,000 or (ii) breach or default of any Related Party, or the occurrence of any condition or event, with respect to any Indebtedness of such Related Party, if the effect of such breach, default or occurrence is to cause such Indebtedness having an aggregate principal amount in excess of $2,500,000 to become or be declared due prior to their stated maturity; or

(C) Breach of Certain Provisions. Failure of the Company or SBKC, as the case may be, to perform or comply with the terms and conditions contained in Section 2.3, Section 2.7, Sections 3.1 through 3.5 and Section 4.1; or

(D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Related Party in any of the Transaction Documents or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any of the Transaction Documents is false in any material respect on the date made or, if such representation, warranty, certification or other statement relates to a date other than the date as of which made, then as of such date, which in either case could reasonably be expected to result in a Material Adverse Effect; or

(E) Other Defaults Under Transaction Documents. Any Related Party defaults in the performance of or compliance with any material term contained in this Agreement or the other Transaction Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by the Company of notice from Majority Holders of such default or (ii) actual knowledge of an executive officer of the Company or any other Related Party of such default; or

(F) Bankruptcy.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or for any substantial part of its property, or orders the winding-up or liquidation of its affairs and such decree, appointment or order shall remain unstayed and in effect for a period of sixty (60) days; or

(ii) The Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(iii) A court or administrative or governmental agency or body shall enter a decree or order for the appointment of a receiver of a Major Depository Institution Subsidiary or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to such Major Depository Institution Subsidiary or all or substantially all of its property; or

(iv) A Major Depository Institution Subsidiary shall consent to the appointment of a receiver for it or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to it or all or substantially all of its property.

(G) Dissolution. Any order, judgment or decree is entered against SBKC, the Company or a Major Depository Institution Subsidiary decreeing the dissolution or split up of SBKC, the Company or a Major Depository Institution Subsidiary and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(H) Solvency. SBKC, the Company or a Major Depository Institution Subsidiary ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due or is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder; or

(I) Injunction. SBKC, the Company or a Major Depository Institution Subsidiary is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any part of its business for more than thirty (30) days unless such event or circumstance could not reasonably be expected to have a Material Adverse Effect; or

(J) Invalidity of Transaction Documents. Any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void by any court of law having jurisdiction over such matters, or any Related Party denies that it has any further liability under any Transaction Documents to which it is party, or gives notice to such effect.

7.2 Acceleration and other Remedies.

(A) Non-Bankruptcy Defaults. When any Event of Default other than those set forth in subsection 7.1(F) has occurred and is continuing, the Majority Holders may, by written notice to the Company enforce any and all rights and remedies available to the Holders under the Transaction Documents or applicable law; provided, however, the Holders may not accelerate payment of the principal of, or the accrued interest on, the Notes.

(B) Bankruptcy Defaults. When any Event of Default described in subsection 7.1(F) has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the Transaction Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind. In addition, the Holders may exercise any and all remedies available to it under the Transaction Documents or applicable law.

(C) Tier 2 Capital Characterization. If the Company receives a written notification from the FRB that the Notes no longer constitute Tier 2 Capital of the Company, other than due to the limitation imposed by the second sentence of 12 C.F.R. Section 250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt and the Notes and this Agreement cannot be restructured so as to qualify the Notes for Tier 2 capital treatment as provided in Section 2.11, and if thereafter any Event of Default shall occur under Section 7.1, the Majority Holders may declare the Notes and any other amounts due Holders hereunder immediately due and payable, whereupon the Notes and such other amounts payable hereunder shall immediately become due and payable, without presentments, demand, protest or notice of any kind.

7.3 Suits for Enforcement. In case any one or more Events of Default shall have occurred and be continuing, unless such Events of Default shall have been waived in the manner provided in Section 10.2 hereof, Majority Holders, subject to the terms of the subordination provisions of the Note, may proceed to protect and enforce their rights under this Section 7 by suit in equity or action at law. It is agreed that in the event of such action, or any action between the Holders of the Notes and SBKC or the Company (including its officers and agents) in connection with a breach or enforcement of this Agreement, the Holders of the Notes shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys (whether or not litigation is commenced) and reasonable fees, costs and expenses of appeals.

SECTION 8

CONDITIONS TO CLOSING

The obligations of the Purchasers to purchase the Initial Notes, the Initial Warrants and the Initial SARs on the Closing Date are subject to the satisfaction of all conditions precedent set forth in this Section 8, all in form and substance and in a manner reasonably satisfactory to the Purchasers.

8.1 Conditions to Closing of the Purchasers.

(A) The documents and other items listed below shall be in form and substance reasonably satisfactory to the Purchasers, in quantities designated by the Purchasers (except for the Initial Notes and the SBKC Securities, of which only the originals shall be signed) and shall be duly authorized, executed and delivered to the Purchasers on or before the Closing Date and shall be in full force and effect as of the Closing Date:

(1) This Agreement and all Schedules and Exhibits hereto;

(2) The Initial Notes;

(3) The Initial Warrants;

(4) The Initial SARs;

(5) The Registration Agreement;

(6) The closing fee to be paid to the Purchasers pursuant to subsection 1.2(F)(i) hereof;

(7) Certified copies of all Organizational Documents, including, but not limited to, as applicable, all the certificates or articles of incorporation or formation, bylaws, partnership agreements, operating agreements or other organizational documents of each Related Party together with good standing certificates or their equivalents from the respective states of organization and the respective states in which the principal places of business of each is located and from all states in which the activities of such Persons require them to be qualified and/or licensed to do business, each to be dated a recent date prior to the Closing Date;

(8) Resolutions of each of the Boards of SBKC and the Company authorizing and approving the execution, delivery and performance of each Transaction Document to which such Person is a party, certified as of the Closing Date by its corporate secretary as being in full force and effect without modification or amendment;

(9) Signature and incumbency certificates of the officers of SBKC and the Company executing the Transaction Documents;

(10) Copies of each required consent, waiver, approval and notice set forth on Schedule 5.2 hereto;

(11) The written opinion of Alston & Bird LLP, counsel for SBKC and the Company, dated as of the Closing Date, in the form attached hereto as Exhibit H;

(12) Pay-off letters from each holder of Indebtedness set forth in subsection 2.2(A) and (B) in form and substance reasonably satisfactory to the Purchasers; and

(13) Such other documents as the Purchasers may reasonably request.

(B) No event shall have occurred and be continuing or would result from consummation of the Related Transactions that would constitute a Default or an Event of Default.

(C) The representations and warranties contained in Section 5 of this Agreement and in the Transaction Documents shall be true, correct and complete on the Closing Date, and each of SBKC and the Company shall have delivered a certificate certifying thereto, in form and substance satisfactory to the Purchasers, executed by duly authorized officers of SBKC and the Company.

(D) SBKC and the Company shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it as of the Closing Date.

(E) As determined by the Purchasers in good faith in their sole discretion, no Material Adverse Effect shall have occurred at any time or times subsequent to December 31, 2007, except as otherwise disclosed on Schedule 5.1.

(F) No action, claim, arbitration, litigation or governmental proceeding shall be pending or, to the knowledge of SBKC or the Company, threatened against any Related Party or any officer, director or executive (as applicable) thereof (i) in connection with this Agreement which, in the sole opinion of the Purchasers in good faith, is deemed material, or (ii) which, if adversely determined, would, in the sole opinion of the Purchasers in good faith have a Material Adverse Effect.

(G) No legislation, injunction, writ, restraining order or any other order of any nature relating to the transactions contemplated hereby or otherwise materially adverse to SBKC or the Related Parties shall be instituted, threatened or proposed before any court, arbitrator, governmental agency or legislative body.

(H) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to the Purchasers, and the Purchasers shall have received such other certificates, information and reports as it shall reasonably request.

(I) The FRB and the applicable Governmental Authorities shall have confirmed to the satisfaction of the Purchasers that (i) the transactions contemplated in the Transaction Documents do not require any prior regulatory approval, (ii) none of the Purchasers or their Affiliates will, as a result of the consummation of the transactions contemplated by this Agreement, become a bank holding company or be deemed or presumed to be in control of any of the Related Parties and (iii) the Notes will fully constitute Tier 2 Capital.

8.2 Conditions to Closing of SBKC and the Company. The obligations of the Company to sell the Initial Notes and the obligations of SBKC to issue the Initial Warrants and the Initial SARs on the Closing Date are subject to the satisfaction of all conditions precedent set forth in this Section 8.2, all in form and substance and in a manner reasonably satisfactory to the Related Parties.

(A) The documents and other items listed below shall be in form and substance reasonably satisfactory to SBKC, and in quantities designated by SBKC (except for the Initial Notes and the SBKC Securities, of which only the originals shall be signed) and shall be duly authorized, executed and delivered to SBKC on or before the Closing Date and shall be in full force and effect as of the Closing Date.

(i) This Agreement and all Schedules and Exhibits hereto;

(ii) The Initial Warrants;

(iii) The Initial SARs;

(iv) The Registration Agreement; and

(v) Signature and incumbency certificates of the officers of the Purchasers executing the Transaction Documents.

(B) Each Purchaser shall have delivered the purchase price for the SBKC Securities as specified in Exhibit A hereto.

(C) The representations and warranties contained in Section 6 of this Agreement shall be true, correct and complete in all material respects on the Closing Date, and the Purchasers shall have delivered a certificate certifying thereto, in form and substance satisfactory to the SBKC, executed by a duly authorized officer of the Purchasers.

(D) The Purchasers shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it as of the Closing Date.

SECTION 9

SUBORDINATION

The Indebtedness of the Company evidenced by this Agreement and the Notes, including the principal, interest and premium, if any, shall be subordinated and junior in right of payment to the holders of the Senior Indebtedness. In the event that any default occurs in the payment of principal, interest or any premium, if any, on any Senior Indebtedness and, as a result thereof, (i) a judicial proceeding shall have been instituted with respect to such defaulted payment or (ii) the holders of the Senior Indebtedness can accelerate the Senior Indebtedness and such default is continuing, then no payment shall be made by the Company to the Holders on account of the principal, interest and premium, if any, on the Notes. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of, or relating to, the Company, whether voluntary or involuntary, all Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the Obligations under this Agreement or the Notes. In the event of any such proceedings, after payment in full of all sums owing on the Senior Indebtedness, the Holders of the Notes shall be entitled to be paid from the remaining assets of the Company the unpaid principal, interest and premium, if any, and all Obligations under this Agreement before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and the Obligations under this Agreement. Subject to the payment in full of the Senior Indebtedness, the Holders of the Notes shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payment or distributions of cash, property or other securities of the Company applicable to the Senior Indebtedness until all amounts on the Notes and all Obligations hereunder have been paid in full.

The provisions of this paragraph are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal, interest and premium, if any, on the Notes.

SECTION 10

MISCELLANEOUS

10.1 Indemnities. In addition to and without limiting the terms of any other provision of this Agreement, SBKC and the Company agree to indemnify, pay and hold each Holder and their respective officers, directors, employees, partners, agents and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitees or any of them by an unrelated third party arising out of claims asserted against the Indemnitees or any of them as a result of such Indemnitees being parties to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that the Company shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction or in binding arbitration. If and to the extent that the foregoing undertaking may be unenforceable for any reason, SBKC and the Company agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law; provided further that this indemnity provision shall not apply to any third party claim against Indemnitees from any of the Indemnitees’ Affiliates, investors, limited partners, managers, retired managers, directors, former directors, partners, retired partners, members, retired members, shareholders or any of their family members. This Section 10.1 and all other indemnification provisions contained within the Transaction Documents shall survive the termination of this Agreement.

10.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes, the SBKC Securities or any of the other Transaction Documents, or consent to any departure by any Related Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Holders and the applicable Related Party; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by all Holders, do any of the following: (A) reduce the principal of or the rate of interest on any Note or the fees hereunder; (B) extend any date fixed for any payment of principal, interest or fees; (C) change the definition of the term Majority Holders or the percentage of Holders which shall be required for Holders to take any action hereunder; (D) amend or waive this Section 10.2 or the definitions of the terms used in this Section 10.2 insofar as the definitions affect the substance of this Section 10.2; or (E) consent to the assignment, delegation or other transfer by any Related Party of any of its rights and obligations under any Transaction Documents. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company or any other Related Party in any case shall entitle any Related Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.2 shall be binding upon each Holder of the Notes and SBKC Securities at the time outstanding, each future Holder of the Notes and SBKC Securities and, if signed by a Related Party, on such Related Party.

10.3 Notices. Any notice or other communication required hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (A) if delivered in person, when delivered; (B) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern Standard Time or, if not, on the next succeeding Business Day (in either case to the extent electronic confirmation of receipt is received); (C) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (D) if delivered by U.S. mail, upon receipt.

Notices shall be addressed as follows:

If to any Related Party:

c/o Security Bank Corporation

4219 Forsyth Road

Macon, GA 31210

Attention: H. Averett (“Rett”) Walker

Telecopy: (478) 722-6250

With a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Randolph A. Moore, III

Telecopy: (404) 253-8340

If to any Holder:

To the address set forth on Exhibit A hereto or to such other address as shall be designated in a written notice to SBKC.

10.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Holder to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Transaction Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

10.5 Marshaling; Payments Set Aside. No Holder shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that the Company makes payment(s) or any Holder exercises its right of set-off, and such payment(s) or the proceeds of such set-off are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Transaction Documents shall not affect or impair the remaining provisions in the Transaction Documents.

10.7 Holders’ Obligations Several; Independent Nature of Holders’ Rights. The obligation of each Holder hereunder is several and not joint and no Holder shall be responsible for the obligation or commitment of any other Holder hereunder. In the event that any Holder at any time should fail to purchase a Note or SBKC Securities as herein provided, the Holders, or any of them, at their sole option, may purchase the Note or SBKC Security that was to have been purchased by the Holder so failing to make such purchase. Nothing contained in any Transaction Documents and no action taken by any Holder pursuant hereto or thereto shall be deemed to constitute Holders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be separate and independent debts.

10.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

10.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN NEW YORK CITY, NEW YORK. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND ALL TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE SUBJECT TO PROVISIONS OF THE SECURITIES ACT, AND SHALL BE GOVERNED THEREBY TO THE EXTENT OF ANY CONFLICT THEREWITH.

10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no Related Party may assign any of its rights or obligations hereunder without the written consent of all Holders.

10.11 No Fiduciary Relationship; Limited Liability. No provision in the Transaction Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Related Party by any Holder. SBKC and the Company agree that no Holder shall have liability to SBKC or the Company (whether sounding in tort, contract or otherwise) for losses suffered by SBKC or the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Transaction Documents, or any act, omission or event occurring in connection therewith, unless and only to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of such Holder as determined by a court of competent jurisdiction or in binding arbitration. No Holder shall have any liability with respect to, and SBKC and the Company hereby waive, release and agree not to sue for or seek recovery of, any special, indirect or consequential damages suffered by SBKC or the Company in connection with, arising out of, or in any way related to the Transaction Documents or the transactions contemplated thereby.

10.12 Construction. The Purchasers, SBKC and the Company acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Transaction Documents with its legal counsel and that the Transaction Documents shall be construed as if jointly drafted by the Purchasers, SBKC and the Company.

10.13 Confidentiality. The Purchasers agree to use their best efforts to keep any confidential information delivered pursuant to the Transaction Documents and not to use or disclose such information to Persons other than those employed by or engaged by the Purchasers and those employed by or engaged by the Purchasers’ assignees or participants, or potential assignees or participants. This Section 10.13 shall not apply to disclosures required to be made by the Purchasers to any regulatory or Governmental Authority or pursuant to legal process; provided, that unless prohibited by law or process, the Purchasers shall use commercially reasonable efforts to notify the Person whose confidential information is to be disclosed and to cooperate in the efforts of such Person to limit or prohibit disclosure. The obligations of the Purchasers under this Section 10.13 shall be in addition to and shall not supersede and replace the obligations of the Purchasers under any confidentiality agreement in respect of this financing executed and delivered by the Purchasers prior to the date hereof.

10.14 CONSENT TO JURISDICTION. EACH OF SBKC AND THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK CITY, NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF SBKC AND THE COMPANY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SBKC AND THE COMPANY OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF THE COMPANY FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). EACH OF SBKC AND THE COMPANY AGREES THAT ANY HOLDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT

PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. EACH OF SBKC AND THE COMPANY IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY ANY HOLDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE.

10.15 WAIVER OF JURY TRIAL. EACH OF SBKC AND THE COMPANY AND EACH HOLDER HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. EACH OF SBKC, THE COMPANY AND EACH HOLDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF SBKC, THE COMPANY AND EACH HOLDER REPRESENTS AND WARRANTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.16 Survival of Warranties and Certain Agreements. Unless otherwise provided by their terms, the representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of two (2) years from the date hereof (except for Section 5.4, which shall survive indefinitely); provided, however, that the representations and warranties made herein shall be used for determining the occurrence or existence of an Event of Default for as long as any of the Notes are outstanding. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements set forth in Sections 1.5, 1.6 and 10.1 shall survive the repayment of the Obligations and the termination of this Agreement. The covenants and agreements of SBKC and the Company, as applicable, shall exist and remain in effect to the extent and as provided in the preamble paragraphs of each of Section 2, Section 3 and Section 4 of this Agreement.

10.17 Entire Agreement. This Agreement, the Notes, the Warrants, the SARs and the other Transaction Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

10.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.19 No Control by the Purchasers; Short Sales. It is expressly understood that the Purchasers shall not, and shall not be deemed to, own or control directly or indirectly, more than 9.9% of any class of voting stock of the SBKC, the Company or any Bank or more than 24.9% of any of SBKC’s, the Company’s or any Bank’s total equity so as to trigger any obligation on the part of any Purchaser to be or become a bank holding company or to be deemed or presumed to be in “control” of any of SBKC, the Company or any Bank. Each Purchaser agrees that it will not, and will not permit its Subsidiaries to, engage in any open market purchases of shares of Common Stock which would cause or result in such Purchaser or any of its Affiliates owning or controlling, directly or indirectly, more than 9.9% of any class of voting stock of SBKC, the Company or any Bank, nor will a Purchaser or its Affiliates take any action, or attempt to take any action, to control SBKC, the Company or any Bank. Each Purchaser agrees that it will not, and will not permit its Subsidiaries to, make any short sales with respect to shares of the Common Stock.

10.20	Maintenance of Register.

(A) The Company or its duly appointed agent shall maintain a register for the Notes in which it shall register the issuance and transfer of the Notes. All transfers of the Notes shall be recorded on the register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such Note as the actual owner of the Note so registered until the Company or its agent is required to record a transfer of such Note on its register. The Company or its agent shall be required to record any such transfer when it receives the Note to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

(B) SBKC or its duly appointed agent shall maintain a register for each of the Warrants and the SARs in which it shall register the issuance and transfer of the Warrants and the SARs. All transfers of the Warrants and the SARs shall be recorded on the register maintained by SBKC or its agent, and SBKC shall be entitled to regard the registered holder of such Warrants or SARs as the actual owner of the Warrants or the SARs so registered until SBKC or its agent is required to record a transfer of such Warrants or SARs on its register. SBKC or its agent shall be required to record any such transfer when it receives the Warrants or the SARs to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

SECTION 11

DEFINITIONS

11.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined elsewhere in this Agreement are used in this Agreement as so defined.

“Affiliate” means any Person (a) directly or indirectly controlling, controlled by, or under common control with, SBKC or the Company; (b) directly or indirectly owning or holding ten percent (10%) or more of any Equity Securities of SBKC or the Company; or (c) ten

percent (10%) or more of whose voting stock or other Equity Securities are directly or indirectly owned or held by the Company. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither any Holder nor any of their respective Affiliates shall be considered an Affiliate of SBKC, the Company or any of their Subsidiaries.

“Agreement” means this Agreement (including all schedules, annexes and exhibits hereto), as the same may from time to time be amended, supplemented or otherwise modified.

“Bank” and “Banks” means, individually and collectively as the context may require, Security Bank of Bibb County, Security Bank of Gwinnett County, Security Bank of Jones County, Security Bank of Houston County, Security Bank of North Metro and Security Bank of North Fulton, each a wholly-owned Subsidiary of Company.

“Bank Secrecy Act” shall mean The Federal Bank Secrecy Act of 1970, as amended, and codified at 31 U.S.C. 5311, et seq., 12 U.S.C. 1818(a), 12 U.S.C. 1829(b), and 12 U.S.C. 1951, et seq., and rules and regulations promulgated thereunder.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Board” has the meaning ascribed to such term in Section 2.7.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia, or is a day on which banking institutions located in the State of Georgia are closed.

“Call Reports” has the meaning ascribed to such term in Section 5.22.

“Closing” has the meaning ascribed to such term in subsection 1.1(D).

“Closing Date” has the meaning ascribed to such term in subsection 1.1(D).

“Common Stock” has the meaning ascribed to such term in subsection 1.1(B).

“Community Reinvestment Act” shall mean the Community Reinvestment Act of 1977, as amended, and codified at 12 U.S.C. 2901, et seq., and rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to such term in the preamble of this Agreement.

“Contractual Obligations,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Transactions Documents.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA, but excluding any Person that would otherwise be treated as a single employer with the Company.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Environmental Laws” means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

“Equal Credit Opportunity Act” shall mean the Equal Credit Opportunity Act, as amended, and codified at 15 U.S.C. 1691, et seq., and rules and regulations promulgated thereunder.

“Equity Documents” means the Warrants, the SARs, the Non-Voting Warrants and the Registration Agreement, as the same may be amended, supplemented or otherwise modified from time to time as permitted herein

“Equity Securities” means all shares of capital stock (whether denominated as common stock, preferred stock, common units, preferred units or otherwise), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any rules and regulations promulgated thereunder.

“ERISA Event” means, as to the Company and each member of the Controlled Group, (a) a Reportable Event, (b) the withdrawal of the Company or any member of the Controlled Group from a Pension Plan in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed to be a “substantial employer” under Section 4062(e) of ERISA, (c) the termination of a Pension Plan, the filing of notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the

PBGC, (e) the partial or complete withdrawal from a Multiemployer Plan by the Company or any member of the Controlled Group, (f) the imposition of a Lien on any property of the Company or any member of the Controlled Group, pursuant to IRC Section 412 or Section 302 of ERISA, (g) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan, and (h) any event or condition which results in the termination of a Multiemployer Plan, or the institution by the PBGC of proceedings to terminate a Multiemployer Plan.

“Event of Default” has the meaning ascribed to that term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Taxes” has the meaning ascribed to such term in subsection 1.5(A).

“Fair Housing Act” shall mean Title VIII of the Civil Rights Act of 1968 (Fair Housing Act), as amended, and codified at 42 U.S.C. 3601, et seq., and rules and regulations promulgated thereunder.

“FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.

“FDIC” means the Federal Deposit Insurance Corporation.

“FICG” means the Financial Institutions Code of Georgia.

“Foreign Corrupt Practices Act” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and codified at 15 U.S.C. 78, et seq., and rules and regulations promulgated thereunder.

“FRB” shall have the meaning ascribed to such term in the recitals hereto and shall include any other Governmental Authority that serves as the primary federal regulator of Company from time to time while the Notes are outstanding.

“FSCP” means Financial Stocks Capital Partners IV L.P. or any of its Affiliates.

“GAAP” means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“GDBF” means Georgia Department of Banking and Finance.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” means any holder of a Note, Warrant, SAR or Non-Voting Warrant.

“Home Mortgage Disclosure Act” shall mean the Home Mortgage Disclosure Act of 1975, as amended, and codified at 12 U.S.C. 2801, et seq., and rules and regulations promulgated thereunder.

“Impositions” has the meaning ascribed to such term in Section 2.9.

“Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation under any lease (a “synthetic lease”) treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes or creditors rights purposes; (d) all obligations evidenced by bonds, debentures, notes or similar instrument or upon which interest charges are customarily paid; (e) any obligation owed for all or any part of the deferred purchase price of property or services other than current accounts payable and accrued expenses arising in the ordinary course of business and not more than ninety (90) days overdue; (f) “earnouts” and similar payment obligations; and (g) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person, or is nonrecourse to the credit of that Person, provided, that in the case of indebtedness pursuant to this clause (g) which is non-recourse, the amount of such indebtedness shall be limited to the value of property and assets securing such indebtedness/

“Indemnitees” has the meaning ascribed to such term in Section 10.1.

“Initial Notes” has the meaning ascribed to such term in subsection 1.1(A).

“Initial SARs” has the meaning ascribed to such term in subsection 1.1(C).

“Initial Warrants” has the meaning ascribed to such term in subsection 1.1(B).

“Intellectual Property” has the meaning ascribed to such term in Section 5.6.

“Investment Unit” has the meaning ascribed to such term in Section 1.6.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

“Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

“Major Depository Institution Subsidiary” means any subsidiary of the Company that (i) is a depository institution and (ii) meets the definition of “significant subsidiary” within the meaning of Rule 405 under the Securities Act.

“Majority Holders” means Holders holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Notes; provided, however, that after payment in full of the Notes, Majority Holders shall mean Holders owning (or owning the rights to acquire) more than fifty percent (50%) of the Warrants.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or financial condition of the Related Parties, taken as a whole or (b) the material impairment of the ability of any Related Party to perform its obligations under any Transaction Document to which it is a party or of any Holder to enforce any Transaction Document or collect any of the Obligations; provided, that the meaning shall exclude any changes from general economic, industry, market or competitive conditions or changes in law, rules or regulations affecting Persons in the Related Parties’ industries. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Maturity Date” has the meaning ascribed to such term in subsection 1.4(B).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, with respect to which the Company or any member of the Controlled Group may have any liability.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Voting Warrants” has the meaning ascribed to such term in subsection 1.1(C)(ii).

“Non-Voting Warrant Shares” has the meaning ascribed to such term in subsection 1.1(C)(ii).

“Notes” has the meaning ascribed thereto in subsection 1.1(A).

“Obligations” means all obligations, liabilities and Indebtedness of every nature of each Related Party from time to time owed to any Holder under the Transaction Documents, including the principal amount of all debts, claims and Indebtedness, the cash payment owed in connection with the exercise of one or more of the SARs, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against any Related Party.

“Observer” has the meaning ascribed to such term in Section 2.7.

“Organizational Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Securities of a Person.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions.

“Pension Plan” means a pension plan, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and with respect to which the Company or any member of the Controlled Group may have any liability, including (but not limited to) any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Plan” means an employee benefit plan, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan or an employee benefit plan which ERISA Section 4(b)(3) exempts from application of Title I of ERISA), with respect to which the Company or any member of the Controlled Group may have any liability.

“Polluting Substances” means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” or “toxic substance” which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

“Purchaser” and “Purchasers” have the meaning ascribed to such terms in the preamble.

“Qualified Plan” means a Plan which is intended to be, or has ever been treated as, tax-qualified under IRC Section 401(a).

“Registration Agreement” means the Registration Agreement, dated as of the Closing Date, by and between, SBKC and the Purchasers in substantially the form of Exhibit G attached hereto, as amended, modified or supplemented from time to time.

“Regulatory Authorities” means the FDIC and the GDBF.

“Related Parties” means, collectively, SBKC, the Company and each of their Subsidiaries and “Related Party” means any one of the foregoing “Related Parties.”

“Related Transactions” means the execution and delivery of the Transactions Documents, the purchase and sale of the Initial Notes, Initial Warrants and the Initial SARs on the Closing Date, the repayment of the Indebtedness set forth in Section 2.2 hereof, which is to be paid in full on the Closing Date, and the payment of all fees, costs and expenses associated with all of the foregoing.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA other than a reportable event for which the requirement to provide notice to the PBGC has been waived by regulation.

“SARs” has the meaning ascribed thereto in subsection 1.1(C).

“SBKC” has the meaning ascribed to such term in the preamble of this Agreement.

“SBKC Securities” means the Warrants and the SARs of SBKC purchased by the Purchasers on the Closing Date, and, upon the exchange of the SARs for Non-Voting Warrants, shall include the Non-Voting Warrants.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means such reports and other documents filed by SBKC with the SEC during the twelve (12) months prior to the date hereof, including all exhibits thereto and the documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Senior Indebtedness” means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness for borrowed money and (B) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by the Company; (ii) all capitalized lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of the Company for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, with the prior approval of the FRB if not otherwise generally approved, it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding, that such obligations are subordinated or are pari passu in right of payment to the Notes.

“Subsidiaries” shall have the meaning provided in Rule 405 of the Securities Act, as amended, and includes all direct and indirect subsidiaries of a Person.

“Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, membership or partnership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tier 2 Capital” has the definition provided in, and shall be determined in accordance with, the rules and regulations of the FRB.

“Transaction Documents” means this Agreement, the Notes, the Equity Documents, and all other instruments, documents and agreements executed by or on behalf of any Related Party and delivered concurrently herewith or at any time hereafter to or for the benefit of any Holder in connection with the transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.

“Truth in Lending Act” shall mean Title I of the Consumer Credit Protection Act, as amended, and codified at 15 U.S.C. 1601, et seq., and rules and regulations promulgated thereunder.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended and all rules and regulations promulgated thereunder.

“Warrants” has the meaning ascribed thereto in subsection 1.1(B).

“Warrant Shares” means the shares of Common Stock eligible to be purchased pursuant to the Warrants.

11.2 Other Definitional Provisions. References to “Sections,” “subsections,” “Exhibits,” “Schedules” and “sub schedules” shall be to Sections, subsections, Exhibits, Schedules and sub schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. References to an agreement shall include all amendments, restatements, modifications and supplements to such agreement, subject to such consents or approvals of Holders as may be required by the terms of this Agreement. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Transaction Documents; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Remainder of page blank; signature pages follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date and year first written above.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
Name:	H. Averett Walker
Title:	President and Chief Executive Officer

SECURITY INTERIM HOLDING CORPORATION

By:	/s/ James R. McLemore
Name:	James R. McLemore
Title:	Chief Financial Officer

The foregoing Agreement is hereby accepted

as of the date and year first above written.

FINANCIAL STOCKS CAPITAL PARTNERS IV L.P.

By:	Finstocks Capital Management IV, LLC,
Its Sole General Partner

By:	/s/ Steven N. Stein
Name:	Steven N. Stein
Title:	Chief Executive Officer

FINANCIAL STOCKS CAPITAL PARTNERS V L.P.

By:	Finstocks Capital Management V, LLC,
Its Sole General Partner

By:	/s/ Steven N. Stein
Name:	Steven N. Stein
Title:	Chief Executive Officer

EXHIBIT A

Name and Address of Purchaser	Principal Amount of Initial Notes	Purchase Price of Initial Notes	Number of Warrants	Purchase Price of Initial Warrants	Number of SARs	Purchase Price of the Initial SARs
Financial Stocks Capital Partners IV L.P. 441 Vine Street, Suite 1300 Cincinnati, OH 45202 Attn: General Counsel Telecopy: (513) 746-2201	$5,000,000	$3,907,674.62	319,090	$695,615.37	440,789	$396,710.00

Financial Stocks Capital Partners V L.P. 441 Vine Street, Suite 1300 Cincinnati, OH 45202 Attn: General Counsel Telecopy: (513) 746-2201	$35,000,000	$27,353,722.38	2,233,627	$4,869,307.63	3,085,521	$2,776,970.00

With a copy to: Patton Boggs LLP 2550 M Street, N.W. Washington, DC 20037 Attn: Norman B. Antin Jeffrey D. Haas Telecopy: (202) 457-6315

Wiring Instructions of the Purchasers:

(Bank)
(ABA Number)
(Account)
(Reference)